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                                                                    EXHIBIT 10-N

                              EMPLOYMENT AGREEMENT

         This Agreement is made as of February 4, 1999, between Unimed Pharmaceuticals, Inc., a Delaware corporation with offices located at 2150 E. Lake Cook Road, Buffalo Grove, Illinois 60089 (the "Company") and Robert E. Dudley, Ph.D., residing at 160 W. Austin Avenue, Libertyville, IL 60048 (the "Employee").

         WHEREAS, the Company desires to employ the Employee and retain his services, experience and abilities which it regards as important to its corporate growth and success; and

         WHEREAS, the Employee desires to accept such employment upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, it is agreed as follows:

         1. Employment. The Company hereby employs the Employee and the Employee hereby accepts such employment under all of the terms and conditions of this Agreement. The Employee shall be an officer of the Company, and shall hold the office of President and Chief Executive Officer, reporting to the Board of Directors of the Company. The Employee also shall serve as a member of the Board of Directors of the Company, and agrees to resign from the Board if his employment terminates for any reason.

         1. Term. The Employee's employment under this Agreement shall commence February 4, 1999 (the "Employment Date") and shall continue until termination in accordance with the terms of this Agreement.

         2. Duties. During the term of this Agreement, the Employee shall perform diligently the duties of President and Chief Executive Officer as may be directed by the Board of Directors and commensurate with such position and in accordance with the Company's By-laws.

            The Employee shall devote all of his time and attention to the business of the Company during business hours normal for the position. The Employee agrees not to be directly or indirectly engaged in or concerned with any other duties or pursuits which interfere with performance of his duties except those duties or pursuits specifically authorized by the Board of Directors.

         3. Compensation. In consideration of the services to be rendered by the Employee, the Company agrees to compensate and to provide benefits to the Employee as follows:

            A. Base Salary. The Employee shall be paid a base salary of $225,000 per year, payable semi-monthly. The Board of Directors shall review Employee's base salary annually to consider whether an increase is warranted.


            B. Bonus. Employee shall receive an annual bonus in an amount up to forty percent (40%) of his base salary (the "Bonus Amount") based upon his attainment of goals established for each calendar year by the Board of Directors. The Board of Directors agrees to consider the suggestions of the Employee in establishing each year's goals. For the period commencing on January 1, 1999, and ending on December 31, 1999, the Employee shall be


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         awarded all or a portion of the Bonus Amount as specified below, for attaining the following goals:


               (1) The Employee shall receive thirty percent (30%) of the Bonus
            Amount if the Company achieves a net profit for such period, as reported in the Company's audited annual financial statement prepared by its auditors in accordance with generally accepted accounting principles.

               (2) The Employee shall receive thirty percent (30%) of the Bonus
            Amount if the Company achieves net sales in excess of $26 million for such period, also as reported in the Company's audited annual financial statement prepared by its auditors in accordance with generally accepted accounting principles.

               (3) The Employee shall receive forty percent (40%) of the Bonus
            Amount if the Company enters into significant licensing agreements during such period for t-gel [trademark ((R)(TM)) or full name?], i.e., licensing agreements that provide up-front payments, in the aggregate, of at least $3 million plus royalty payments.

               (4) The Employee shall receive the full Bonus Amount, regardless of his success in achieving the goals set forth above, if the Company successfully completes a merger, acquisition or business consolidation during such period.

               (5) The Board retains the discretion to award the Employee a bonus in excess of the Bonus Amount.

            C. Automobile Allowance. The Employee shall be paid an automobile allowance equal to $12,000 per year, payable monthly.

            D. Benefits. The Employee shall be entitled to participate in and receive any other benefits customarily provided by the Company to senior management personnel, including, without limitation, profit sharing, pension, 401(k), short and long term disability insurance, hospital, major medical and dental insurance plans, all in accordance with the terms of such benefit plans.

            E. Life Insurance. The Company will provide to the Employee a term life insurance policy with coverage of at least $1.5 million in the event of death, payable to the Employee's estate.

            F. Vacation. The Employee shall earn four (4) weeks of vacation per year; provided, however, that the accrual of unused vacation time shall be capped at six (6) weeks.
         4. Stock Options. The Employee shall be granted, at the next regular meeting of the Board of Directors following the Employment Date, an option contract to purchase 100,000 shares of Company common stock subject to the terms and conditions of the Company's 1991 Stock Option Plan. Such options shall vest and become exercisable evenly over three years, 33_% per year on each of the first three anniversaries of the Employee's employment, and shall be exercisable at an exercise price equal to the closing price of the Company's shares on the date of grant.


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         5. Expenses. The Company shall reimburse the Employee for all reasonable expenses incurred in the performance of his duties on behalf of the Company.

         6. Termination by the Company. Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement as follows:

            A. Cause. For Cause, as defined below, upon written notice to the Employee setting forth in reasonable detail the facts and circumstances upon which the Board of Directors shall have determined, following reasonable inquiry, that the Employee: (1) has been guilty of gross misconduct or dishonesty in the performance of his duties to the Company; (2) has willfully committed a material breach of any provision of this Agreement, specifically including the non-competition and confidentiality provisions set forth in Paragraph 9 of this Agreement, and the Employee fails to cure said breach, if curable, within thirty
         (30) days following written notice; or (3) has willfully committed any other material act or omission which significantly impairs his ability to perform substantially his essential job duties or which significantly impairs the Company's ability to conduct its business, and the Employee fails to cure such act or omission, if curable, within thirty (30) days following written notice; provided that in the event of a termination for Cause, the Company shall not be obligated to provide the Employee with any compensation or benefits after the effective date of such termination except as required by law.

            B. Without Cause. Without Cause, at any time upon thirty (30) days written notice to the Employee from the Board of Directors of the Company; provided that in the event of a termination without Cause, the Employee shall be entitled to receive, without any duty to mitigate, a severance package consisting of (1) a lump-sum payment equal to the Employee's then current annual base salary; (2) a pro rata bonus, based upon the amount of bonus awarded to the Employee the prior year, multiplied by the ratio of the number of days employed in the then current calendar year divided by 365; (3) continuation (until the end of the COBRA coverage period) of the Company's payment of health insurance benefits, provided the Employee elects and is eligible for continued insurance coverage pursuant to COBRA; (4) outplacement assistance for one (1) year at a cost of no more than $25,000; and (5) immediate vesting and exercisability of all outstanding stock options. As a condition to receipt of the above severance package, the Employee agrees to execute a general release satisfactory to the Board of Directors.

            C. Incapacity. For incapacity, upon written notice to the Employee if the Board of Directors shall have determined following reasonable inquiry, that the Employee has been unable due to illness, disability or incapacity to perform the essential functions of his job, with or without reasonable accommodation, for a continuous period exceeding six
         (6) months; provided that the Employee shall be paid his then current annual base salary during at least the first three (3) months of any such incapacity and shall be entitled to receive short-term and long-term disability benefits in accordance with the Company's plans. The death of the Employee shall automatically terminate this Agreement, in which event, the Company shall pay to the Employee's estate all accrued unpaid salary, pro rata bonus and other amounts and benefits required by law.



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            D. Termination Without Cause Following Change of Control. In the
         event the Employee is terminated without Cause, upon thirty (30) days written notice from the Board of Directors, within twelve (12) months following a Change of Control, as defined in Paragraph 10.E of the Company's 1991 Stock Option Plan (as amended through May 2, 1994), the Employee shall be entitled to receive, without any duty to mitigate, a severance package consisting of: (1) a lump-sum payment equal to two times the Employee's then current annual base salary; (2) a bonus equal to the amount of bonus awarded to the Employee the prior year; and (3) continuation (until the end of the COBRA coverage period) of the company's payment of health insurance benefits, provided the Employee elects and is eligible for continued insurance coverage pursuant to COBRA. As a condition to receipt of the above severance package, the Employee agrees to execute a general release satisfactory to the Board of Directors.

         7. Termination by the Employee. Notwithstanding any other provision of this Agreement, the Employee may terminate this Agreement as follows:

            A. Without Reason. Without reason, at any time upon providing thirty
         (30) days prior written notice to the Company, in which event the Company shall not be obligated to provide to the Employee any compensation or benefits after the effective date of such termination except as required by law.

            B. Good Reason. For Good Reason, defined as the Company's material breach of the terms of this Agreement and the Company's failure to cure said breach, if curable, following thirty (30) days written notice by the Employee describing in reasonable detail the facts and circumstances of said breach; provided that in the event the Employee terminates this agreement for Good Reason, he shall be entitled to receive the severance package described in Paragraph 7.B of this Agreement under the same terms and conditions as described therein.

         8. Covenant Not to Compete/Confidentiality/Inventions/Discoveries.


            A. During the term hereof, Employee agrees that he shall not, without written authorization of the Board of Directors of the Company, directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner, or as a controlling stockholder or proprietor of any entity, in the business of development, production, distribution or sale of any products or services competitive with those manufactured or sold by the Company.

            B. During the term hereof and after termination of this Agreement, Employee shall not, without written authorization by the Board of Directors of the Company, publish or disclose any confidential information or trade secrets relating to the business of the Company.

            C. In the event of a breach or threatened breach of either of the foregoing subsections, the Company shall be entitled to an injunction restraining the Employee from


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         such breach. Nothing herein shall be construed as prohibiting the
         Company from pursuing any other remedy for such breach.

            D. The Employee shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods of a financial or other nature (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Employee (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the "Subject Matter").

            E. The Employee hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Employee further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company.

            F. The Employee shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient time, and the Employee agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that the Employee shall be compensated in a timely manner at the rate of $75.00 per hour, plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after termination of his employment hereunder.

         9. Indemnification of the Employee. The Company agrees to fully indemnify on a current basis the Employee for claims arising out of the Employee's performance of his duties under this Agreement to the full extent permitted by law and as permitted by the Company's articles of incorporation and by-laws and further agrees to pay all fees and costs associated with the Executive's defense of any indemnifiable claim hereunder as such fees and costs are incurred.

         10. Mitigation of Excise Tax. Except as otherwise provided in option agreement or plan, if any payment or right accruing to the Employee under this Agreement (without the application of this Section 11), either alone or together with other payments or rights accruing to the Employee from the Company would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of the amount of any potential reduction in the rights or payments shall be made by the Company in good faith after consultation with the Employee. The


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Employee shall cooperate in good faith with the Company in making such determination and providing the necessary information for this purpose.

         11. Successors. This Agreement shall be binding upon the successors and assigns of the Company.

         12. Miscellaneous.

            A. All notices, requests, demands and other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by registered or certified mail, postage prepaid, return receipt requested, sent to the address. Given the uncertain nature of litigation, we cannot predict the outcome of this matter above or to such address as either party may hereafter designate by written notice to the other party in accordance herewith.

            B. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to principles of choice of law.

            C. This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

            D. The invalidity, illegality or unenforceability of any provision of this Agreement shall not in any way affect, impair or render unenforceable any other provision hereof, all of which shall remain in full force and effect.

            E. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by each of the parties hereto.


         IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed on its behalf as of the day and year first above written.

Unimed Pharmaceuticals, Inc.                         EMPLOYEE



By:
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  Name/Title                                       Robert E. Dudley, Ph.D.

Date:                                        Date:
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